Exhibit 99.2

Prepared Remarks for Fourth Quarter and Year-End Fiscal 2010 Results

Issued December 9, 2010

Introduction

About These Remarks

As previously announced, Green Mountain Coffee Roasters, Inc. will be discussing its fourth quarter and year-end fiscal 2010 financial results with analysts and investors in a conference call and live webcast available via the Internet beginning at 5:30 p.m. ET today, December 9, 2010. The following commentary is provided by management in conjunction with the earnings call and GMCR’s fourth quarter and year-end fiscal 2010 results press release. These remarks represent management’s current views on the Company’s financial and operational performance as of the date of these remarks. These remarks are provided to make efficient use of investor and analyst’s time. These prepared remarks will not be read on the live conference call. Management’s prepared remarks on its quarterly and annual results will be provided via a Current Report on Form 8-K and also posted under the events link in the Investor Relations section of the Company’s website at www.GMCR.com.

Conference Call and Live Webcast

The conference call along with accompanying slides is accessible, via live webcast from the events link in the Investor Relations portion of the Company’s website at http://investor.gmcr.com/events.cfm. The Company archives the latest conference call for a period of time. A replay of the conference call also will be available by telephone at (719) 457-0820, Passcode 4442884 from 9:00 p.m. ET on December 9th through 9:00 PM ET on Wednesday, December 15, 2010.

Business and Fiscal Year 2010 Overview

Opening Remarks

Our focus for these remarks primarily will be our fiscal fourth quarter and fiscal 2010 results as well as our 2011 outlook. However, we call your attention to our Annual Report on Form 10-K for the fiscal year ended September 25, 2010, filed with the SEC today and available in the Investor Relations portion of our website. The Form 10-K includes our restated financial results from fiscal 2006, 2007, 2008, 2009 and the first three quarters of fiscal 2010. The impact of identified errors for the restatement periods reduces cumulative net income by $6.1 million and cumulative diluted income per share

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by $0.05 per share. Any comparisons to prior periods reflect restated financial results for those periods.

Fiscal 2010 Highlights

GMCR delivered another strong quarter and another year of strong growth. For the year, our net sales of $1,356.8 million represented annual growth of 73% and our non-GAAP earnings per fully diluted share increased 92% to $0.70 per share from $0.36 in fiscal 2009.

Success of the Keurig® Single-Cup system continues to drive our growth with system-related revenue accounting for 88% of our total 2010 net sales.

We are very pleased to be able to deliver this strong financial performance while remaining true to our purpose to transform the way the world views business. As many of you may be aware, 5% of our pretax profits are directed to philanthropic efforts. With our success, the dollar value of that commitment, which includes cash paid, employee volunteer hours and product donations continues to grow. We’re particularly proud that 2010 was a record year of volunteerism with more than 14,800 hours total volunteered by our employees. As our business grows, we look forward to continuing to increase our committed dollars in the years to come.

Issues Update

Before providing an update on our value drivers, we’ll address several topics that are likely top-of-mind for many.

SEC Inquiry

We continue to cooperate fully, timely and voluntarily with the SEC in response to its inquiry as we would like to move the inquiry along as quickly as possible. We are fully responding to all information requests. Nevertheless, we do not control the timing of the process.

Pending Litigation

As many of you are aware, on October 1, 2010 Keurig filed a lawsuit against Sturm Foods for patent, trademark and trade dress infringement, as well as unfair competition and other claims. The Sturm portion packs that we’ve seen appearing on several retailer shelves contain instant coffee and state they are intended for use in Keurig brewers. As our complaint notes, our lawsuit asserts that Sturm’s portion packs infringe two patents which cover certain technologies relating to the use of brewers and portion packs. On October 18, 2010, we requested that the court issue a preliminary injunction on the trademark and false advertising claims pending final resolution of the case. We have, and will continue to aggressively protect our intellectual property but we cannot comment further on the details of this pending litigation.

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Value Drivers

The GMCR team remains focused, continuing to execute in a way that enables us to capitalize on what we believe is substantial opportunity for growth.

We expect our value drivers and our enabling initiatives will allow us to continue to build the value of our enterprise. As we begin fiscal 2011, we’re putting strong emphasis on what we believe are key value drivers for our business, including:

1.	Supporting brewer adoption both at home and away from home;

2.	Increasing the opportunities for portion pack consumption;

3.	Leveraging our multi-channel distribution; and,

4.	Enhancing our geographic presence.

Supporting Brewer Adoption

As consumers become increasingly aware of and interested in the convenience, quality and value represented by the Keurig Single-Cup system, we see opportunity for continued brewer adoption, particularly as we look to expand in regions outside the Northeast U.S.

We estimate Keurig brewers now are in approximately 6% of the estimated 90 million U.S. households with a coffeemaker. Please note that this is an internal estimate based on certain assumptions including rate of obsolescence and/or replacement as well as a percentage of brewers that may be purchased as gifts and simply never make it to the counter.

Along with growing recognition of the Keurig brand, we believe our partner brands – Breville, Cuisinart and Mr. Coffee – offering Keurig-brewed technology will continue to help drive incremental system awareness and adoption.

We’re excited about this Holiday season and expect that we will continue to see Keurig brewers and brewers with Keurig-brewed technology featured more prominently both in merchandising in-store and in promotional materials.

Increasing Opportunity for Portion Pack Consumption

We also continue to work to increase portion pack consumption by introducing new beverages and thereby increasing brewer usage opportunities. We believe there is expandable consumption inherent within the system. In other words, once we’ve secured valuable countertop real estate, Keurig owners seem very willing to use their brewer to prepare beverages in addition to their morning cup of coffee.

Going forward, the stated mission of our business units is: a brewer on every counter and a beverage for every occasion. To that end, during the year we

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launched 84 new varieties of K-Cups including both coffee and non-coffee based beverages.

In all, K-Cups launched from new product development represented approximately 9.5% of total K-Cup sales for the year. Most recently we were excited to launch our new Hot Apple Cider by Green Mountain Naturals™. Early consumer response to this much-requested beverage has been very strong.

Our growing roster of new, non-coffee varieties is indicative of our desire and intent to compete more directly in the broader, non-carbonated hot and cold beverage category, within the growing number of Keurig households.

Leveraging our Multi-Channel Distribution Strategy

If our mission on consumption is a beverage for every occasion, our mission on distribution is ensuring K-Cups are available wherever Keurig owners shop. We accomplish this by leveraging our multi-channel distribution strategy, and also by continuing to expand the opportunities for purchase of all of our products.

Our business has benefited from the expansion of K-Cup and brewer selection occurring across virtually all channels. Retail accounts like Bed Bath & Beyond, Wal-Mart, Kohl’s, Target, Macy’s and JC Penney’s, along with the grocery channel, have been expanding K-Cup selection and in-store facings to support consumer demand.

We’re also excited about our new, more efficient, nested 18-count packaging within our retail channel. With this new exterior packaging, we’ve reduced package volume by 30% which not only creates less packaging waste and enables more efficient shelf use, but also leads to more efficient transportation. Our new packaging roll-out began with Wal-Mart and Target in our fiscal third quarter and is expected to continue over the next several quarters.

According to IRI data we also continue to build our grocery presence. In our fourth quarter, our ACV increased to 60% nationwide and we maintained greater than 50% ACV in each of our five in-home regions nationwide.

Geographic Expansion

We are very excited about our proposed acquisition of Van Houtte. The planned addition of the time-honored Van Houtte family of brands is expected to be complementary to GMCR’s brands to help drive Keurig Single-Cup Brewing system adoption across North America and particularly in Canada.

We believe the anticipated combination of GMCR and Van Houtte is a natural extension of the successful Keurig licensed roaster relationship with Van Houtte

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and will build on the regional presence we’ve established with Timothy’s Coffee of the World based in Toronto.

We have secured a financing commitment for a new $1.45 billion senior secured credit facility to finance the Van Houtte acquisition and transaction expenses, as well as to refinance the Company’s existing outstanding indebtedness. We have received two of the three required regulatory approvals necessary to complete this transaction and we remain confident that we will receive the final regulatory approval in order to close the transaction by December 31, 2010.

We anticipate that the acquisition of Van Houtte will be neutral to slightly dilutive to its earnings per share in the first twelve months after closing and accretive thereafter

Enabling Initiatives

Beyond our value drivers, we continue to work on enabling initiatives designed to facilitate growth in the years to come. These initiatives are designed to enhance consumer interest and choice, and as a result, our business value, and are focused in three primary areas:

1.	Building capability to expand beverage category participation.

2.	Moving forward with our plans to work with Lavazza to introduce single-cup espresso beverage systems.

3.	Identifying and evaluating new strategic partnerships, which would include potential new licensees and/or distributors.

We believe our success with these initiatives is key to continuing to grow our earnings and increase shareholder value.

Keurig Business Unit Recap

Quarterly Highlights

As preparations for Holiday 2010 began in earnest in the fourth quarter, we saw strong brewer shipments.

For the first time, we passed the one-million-brewers-shipped-in-a-single-quarter mark, with 1.2 million Keurig-system brewers sold during fiscal Q4.

As has been the case since our fiscal second quarter, this number is inclusive of system-wide brewer shipments – which encompasses brewers marketed and shipped by our licensed partner brands: Breville and Cuisinart and beginning in October, Mr. Coffee brewers by Jarden.

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In our fiscal fourth quarter, Keurig-branded brewers continued to represent the vast majority of the total system-wide brewers and we believe will remain the driving brand behind the Keurig system.

We are also very pleased to see that retail sell-through data from NPD shows that Keurig and Keurig-system brewers continue to gain share of total coffeemakers. According to NPD, in our fourth fiscal quarter, Keurig brewers (without third party brewers) remained the number one dollar share leader in the coffeemaker category, with the top four selling brewers and dollar share growth of 26.5% – up from 17.3% a year ago. We remained second in terms of unit sales, with unit share growth of 11.3% – up from 6.8% a year ago. Recently issued October NPD shares are consistent with these trends.

Moreover, we continue to drive overall category growth. NPD estimates the total coffeemaker category, which includes all coffeemakers and espresso makers, grew 16% in dollars when compared to the year ago quarter. In the same period, dollars associated with Keurig and Keurig-branded brewers grew 89%.

Finally, just after the close of the fourth quarter, we achieved an important internal milestone, completing the final of our three-phase transition to PeopleSoft.

With PeopleSoft now fully in place at Keurig, we have more robust tools in place to manage and track our growing business.

Holiday 2010

Everyone at Keurig is working to ensure we have a successful Holiday 2010. Our Holiday program is focused on several key initiatives.

First, as we mentioned last quarter, we’ve increased our holiday brand support from roughly $13 million last year to an estimated $20 million this year. Our third holiday nationwide television advertising campaign began the week of October 17 – a full two weeks earlier than last year – and we’re encouraged by consumer response. This year we’re benefitting not only from our increased Holiday-related spend but also from the additive exposure provided by Cuisinart and Mr. Coffee advertising as they promote their Keurig-brewed brewers; as well as the Folgers K-Cup television advertising which strongly supports the Keurig Single-Cup Brewing system.

Second, in addition to the nationwide advertising, we’re looking to repeat the success of last year with a heavy-spend test in six cities, up from four cities a year ago. We’ll be hosting product demonstrations in Boston, Washington D.C., Chicago, Houston, Los Angeles, and San Francisco. In fact, during the week of October 24 we executed a high-profile brand-building event at The Embarcadero in San Francisco. This was a three-day sampling

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event that ran October 26th through October 28th from 7:00 a.m. to 2:00 p.m. daily where 13,000 cups were sampled in total.

Thirdly, our online campaign runs from November to January and is designed to drive consumers to Keurig’s newly re-launched website at www.keurig.com. The new site delivers stronger brand identity, easier navigation, and faster checkout for online shoppers.

Finally this Holiday season, we are seeing stronger retailer promotional and merchandising support throughout the peak holiday shopping periods. Some of you may have viewed part of a very successful QVC event the Sunday of Thanksgiving weekend during which approximately 115,000 brewers were sold in just 15 hours.

All of our Holiday-related spend emphasizes our new packaging and graphics, with more prominent placement of the Keurig brand and logo and easier to read roast profiles. This new packaging is aligned with the new brewer graphics establishing a clean, uniform look system wide.

Away From Home

In the last few quarters we have spoken about the resurgence of our Away From Home business. We are pleased to report our fiscal Q4 was another solid growth quarter. While we do not disclose specific sales by channel, our Away From Home business delivered triple digit growth in Q4 versus the prior year largely as a result of our efforts to target small offices.

We’ve achieved this growth despite the fact that, according to the trade magazine Automatic Merchandiser, the OCS market actually declined by 5% from September 2009 through September 2010.

We believe our Away From Home business growth in fiscal Q4 and FY 2010 is attributable to several factors:

•	First, we optimized the price/value relationship of our small office product offering which has led distributors to place more brewers

•	Second, we started selling directly to small offices on www.keurig.com

•	Third, we continued building partnerships with the large office superstore retailers including distributing our Office Pro brewer in Office Depot and Staples stores during our fiscal fourth quarter

•	Last, we introduced a new line of mid-size office brewers – the B150 series– that have been our most successful Away From Home product launch ever

Finally, in Away From Home, we continue to make good progress increasing our penetration of up-market hotel properties. Today there are more than 125,000 hotel

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rooms with our B-130 brewer driving an estimated 12 million annual demonstrations of the Keurig system.

Specialty Coffee Business Unit (SCBU) Recap

Quarterly Highlights

The Specialty Coffee Business unit finished 2010 with another strong performance driven by the Keurig Single-Cup system.

We are pleased to report that the integration of Diedrich has been smooth and in fact, we just recently completed the transition of their business systems to PeopleSoft.

During the year we sold over 17 million pounds of Fair Trade Coffee, or roughly 29% of our annual sales by volume. As one of, if not the single largest supplier of double-certified Fair Trade organic coffee in grocery in the country, we are proud of our clear leadership position. As we expand our grocery presence, now in 14,000 supermarket stores, we expect to build further momentum on Fair Trade volume.

Expanding distribution is a key objective for the SCBU, but the clear driver of customer value is the success our products have on the shelf. We continue to see outstanding results in sell-through data.

•	According to IRI data for the twelve months ended October 31, 2010 - GMCR 12-count coffee K-Cups account for over 75% of the coffee category’s dollar growth within grocery.

•

Based on IRI data for the four weeks ending October 31, 2010 for just the Northeast region, where by our estimates, household penetration of Keurig brewers is perhaps a year or two ahead of some other regions, GMCR K-Cups outsell all other coffee brands… not just specialty coffee, but the entire coffee category.

In addition to our growing supermarket presence, wholesale club stores are also a fast-growing channel and have allowed us to leverage our growing family of brands across North America.

We are also seeing increased K-Cup sales and office acquisition rates from our lead-generation efforts through our distributors and our hospitality lead-generation efforts are also helping generate demand for K-Cups.

For those of you that travel, you might see our K-Cups at marquee properties like Fairmont, Loews, Hard Rock, select Four Seasons, Mandalay Bay, Caesar’s Palace, Trump International or Crown Plazas.

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To support expanding distribution, we are investing in our capacity across all of our production sites to ensure that we can provide the variety of fresh, high quality products and excellent customer service that has always been a competitive advantage.

Despite our efforts to ensure adequate capacity ahead of Holiday, we are experiencing some K-Cup shortages. We continue to ramp our available capacity by adding additional production lines and crews as well as by increasing hours of operation. Production volumes increase each week and we are focused on achieving and maintaining optimum inventory levels across our business.

Innovation & New Products

In addition to our channel-related success, we are also focused on packaging and beverage innovation.

Paper-based K-Cup

As a move towards a more environmentally friendly portion pack, we launched our first paper-based K-Cup with Celestial Honey Lemon Ginseng Green Tea. With a paper content of 88%, this K-Cup is made chiefly from renewable resources, and we are pleased with this test launch.

Hot Apple Cider

In October, we launched Hot Apple Cider which quickly ascended to one of the top selling varieties on our consumer-direct sites. Made with real apples, brown sugar, and a touch of cinnamon, this variety is the first beverage from The Green Mountain Naturals brand, a line of K-Cups with naturally delicious fruit-based beverages made from simple ingredients, without any artificial flavors or preservatives. Apple Cider is now available in select retail locations in addition to our websites, and will be rolled out into our Away From Home channels later this month.

Café Escapes®

We are thrilled with the strong demand for products like our Café Escapes, indulgent dairy-based line. Demand for Café Escapes continues to increase, and in fact we shipped nine times as many Café Escapes K-Cups in 2010 as we did in 2009. Consumer demand still exceeds our current production capabilities but we are partnering closely with our supply chain to expand capacity in early 2011.

Barista Prima™ Launch

And while we’re taking steps to expand our presence in the broader beverage space, coffee is, and will remain, our first love and a core competency. We were very excited to introduce our new super-premium brand of K-Cups, Barista Prima, through a web-only pilot launch in

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November. We’ve had significant consumer interest for a more robust coffee house-style, brewed offering. In response, we’ve created Barista Prima: Inspired by the Italian coffeehouse tradition, expertly roasted and richly brewed, Barista Prima Coffeehouse brings the tastes and aromas you’ve come to love, wherever you are. Early consumer reviews are very strong for Barista Prima’s initial four varieties, Columbia, French Roast, Italian Roast, and House Blend.

Folgers Gourmet Selections and Millstone Branded K-Cups

Also of note, Folgers Gourmet Selections and Millstone branded K-Cups began shipping in early September. The products are now available in grocery, mass and club stores. During a conference call held November 18, 2010, Timothy P. Smucker, Chairman and Co-Chief Executive Officer of The J.M. Smucker Company was quoted as saying: “Our launch of Folgers Gourmet Selections and Millstone brand K-Cups this quarter enhances our participation with the single serve category. We are pleased with the K-Cup performance to-date as all major customers have accepted the product offering. Primary marketing support of the launch including television advertising began in November.”

Closing Remarks

We are very proud of our team and for the way the entire organization has continued to focus on the job at hand. In addition to driving returns for shareholders, our growth has meant more opportunity for our employees to grow and to learn; it’s meant more jobs in the communities where we do business; and our growth and success has meant more resources allocated to our socially and environmentally responsible initiatives. We believe these things are inextricably linked; that they feed one another. As a company, we’re very excited about what we’ve seen already of Holiday 2010 and our fiscal year 2011.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those stated here. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact on sales and profitability of consumer sentiment in this difficult economic environment, the Company’s success in efficiently expanding operations and capacity to meet growth, the Company’s success in efficiently and effectively integrating Timothy’s and Diedrich’s wholesale operations and capacity into its

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Specialty Coffee business unit, and if consummated, the Van Houtte business as well, the Company’s success in introducing and producing new product offerings, the ability of lenders to honor their commitments under the Company’s credit facility, competition and other business conditions in the coffee industry and food industry in general, fluctuations in availability and cost of high-quality green coffee, any other increases in costs including fuel, Keurig’s ability to continue to grow and build profits with its roaster partners in the At Home and Away from Home businesses, the Company experiencing product liability, product recall and higher than anticipated rates of warranty expense or sales returns associated with a product quality or safety issue, the impact of the loss of major customers for the Company or reduction in the volume of purchases by major customers, delays in the timing of adding new locations with existing customers, the Company’s level of success in continuing to attract new customers, sales mix variances, weather and special or unusual events, the impact of the inquiry initiated by the SEC and any related litigation or additional governmental investigative or enforcement proceedings, as well as other risks described more fully in the Company’s filings with the SEC. Forward-looking statements reflect management’s analysis as of the date of this filing. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

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GAAP to Non-GAAP Reconciliations

GREEN MOUNTAIN COFFEE ROASTERS, INC.

GAAP to Non-GAAP Reconciliation of Unaudited Consolidated Statements of Operations

(Dollars in thousands)

	Thirteen weeks ended September 25, 2010
	GAAP	Acquisition- related Transaction Expenses	Patent Litigation Settlement	Non-GAAP
Net Sales	$373,087	$—	$—	$373,087
Cost of Sales	259,641			259,641

Gross Profit	113,446			113,446
Selling and operating expenses	44,105			44,105
General and administrative expenses	27,665	(4,956)		22,709

Operating income	41,676	4,956		46,632
Other income (expense)	(52)			(52)

Interest expense	(1,918)			(1,918)

Income before income taxes	39,706	4,956		44,662

Income tax expense	(12,715)	(2,133)		(14,848)

Net income	$26,991	$2,823	$—	$29,814

Basic income per share:
Weighted average shares outstanding	132,210,938	132,210,938	132,210,938	132,210,938
Net income	$0.20	$0.02	$—	$0.23

Diluted income per share:
Weighted average shares outstanding	138,256,219	138,256,219	138,256,219	138,256,219
Net income	$0.20	$0.02	$—	$0.22

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GREEN MOUNTAIN COFFEE ROASTERS, INC.

GAAP to Non-GAAP Reconciliation of Unaudited Consolidated Statements of Operations

(Dollars in thousands)

	Fifty-Two weeks ended September 25, 2010
	GAAP	Acquisition- related Transaction Expenses	Patent Litigation Settlement	Non-GAAP
Net Sales	$1,356,775	$—	$—	$1,356,775
Cost of Sales	931,017			931,017

Gross Profit	425,758			425,758
Selling and operating expenses	186,418			186,418
General and administrative expenses	100,568	(18,906)		81,662

Operating income	138,772	18,906		157,678

Other income (expense)	(269)			(269)

Interest expense	(5,294)			(5,294)

Income before income taxes	133,209	18,906		152,115

Income tax expense	(53,703)	(2,133)		(55,836)

Net income	$79,506	$16,773	$—	$96,279

Basic income per share:
Weighted average shares outstanding	131,529,412	131,529,412	131,529,412	131,529,412
Net income	$0.60	$0.13	$—	$0.73

Diluted income per share:
Weighted average shares outstanding	137,834,123	137,834,123	137,834,123	137,834,123
Net income	$0.58	$0.12	$—	$0.70

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GREEN MOUNTAIN COFFEE ROASTERS, INC.

GAAP to Non-GAAP Reconciliation of Unaudited Consolidated Statements of Operations

(Dollars in thousands)

	Thirteen weeks ended September 26, 2009
	GAAP (As Restated)	Acquisition- related Transaction Expenses	Patent Litigation Settlement	Non-GAAP (As Restated)
Net Sales	$215,965	$—	$—	$215,965
Cost of Sales	147,097			147,097

Gross Profit	68,868			68,868
Selling and operating expenses	30,112			30,112
General and administrative expenses	13,939			13,939

Operating income	24,817			24,817

Other income (expense)	(338)			(338)

Interest expense	(1,199)			(1,199)

Income before income taxes	23,280			23,280

Income tax expense	(9,228)			(9,228)

Net income	$14,052	$—	$—	$14,052

Basic income per share:
Weighted average shares outstanding	121,743,135	121,743,135	121,743,135	121,743,135
Net income	$0.12	$—	$—	$0.12

Diluted income per share:
Weighted average shares outstanding	128,401,764	128,401,764	128,401,764	128,401,764
Net income	$0.11	$—	$—	$0.11

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GREEN MOUNTAIN COFFEE ROASTERS, INC.

GAAP to Non-GAAP Reconciliation of Unaudited Consolidated Statements of Operations

(Dollars in thousands)

	Fifty-Two weeks ended September 26, 2009
	GAAP (As Restated)	Acquisition- related Transaction Expenses	Patent Litigation Settlement	Non-GAAP (As Restated)
Net Sales	$786,135	$—	$—	$786,135
Cost of Sales	540,744			540,744

Gross Profit	245,391			245,391
Selling and operating expenses	121,350			121,350
General and administrative expenses	47,655			47,655
Patent litigation settlement	(17,000)		17,000	—

Operating income	93,386		(17,000)	76,386

Other income (expense)	(662)			(662)
Interest expense	(4,693)			(4,693)

Income before income taxes	88,031		(17,000)	71,031

Income tax expense	(33,592)		6,443	(27,149)

Net income	$54,439	$—	$(10,557)	$43,882

Basic income per share:

Weighted average shares outstanding	113,979,588	113,979,588	113,979,588	113,979,588
Net income	$0.48	$—	$(0.09)	$0.38

Diluted income per share:

Weighted average shares outstanding	120,370,659	120,370,659	120,370,659	120,370,659
Net income	$0.45	$—	$(0.09)	$0.36